MOORE & ASSOCIATES, CHARTERED
      ACCOUNTANTS AND ADVISORS
        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10K of Jumpkicks  Inc, of our report dated January 28, 2009 on our audit of the financial statements of Jumpkicks  Inc as of October 31, 2008, and the related statements of operations, stockholders’ equity and cash flows for the years ended October 31, 2008 and inception August 3, 2007 through October 31, 2007 and since inception on August 3, 2007 through October 31, 2008, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
February 12, 2009

6490 West Desert Inn Rd, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501